Exhibit 10.2

Glenayre Electronics (UK) Limited

Service Contract

Date:      19 July 2005

Parties:

1.	Glenayre Electronics (UK) Ltd of 5 Brookfields, Pavenham, Bedfordshire MK43 7QA (the “Employer”).

2.	Glenayre Electronics Inc of 11360 Lakefield Drive Duluth Georgia 30097 (“the Guarantor”).

3.	Roger Morgan (the “Executive”) The Old Coach House, 146A Wakefield Road, Lightcliffe, Halifax, HX3 8TH.

Recitals:

A.	This contract states the terms of employment of the Executive by the Employer as at the above date.

B.	The Executive’s employment began on 07 June 2005, which was also the date when his statutory period of continuous employment began (no employment with a previous employer counting towards that period).

Operative Provisions:

1.	Job Title

1.1.	The Executive is employed as Executive Vice President International Operations, and will perform those duties and exercise those powers commensurate with his office as may be reasonably requested of him by the Chief Operating Officer of the Employer. He will also: (1) devote substantially all of his business time, attention and abilities to the Employer’s business and (2) faithfully serve the company and use all reasonable efforts to promote the interests of the business.

1.2.	The Employer may from time to time vary these duties, and the Executive may also be required at any time to undertake additional or other duties, as may be reasonably necessary to meet the needs of the business.

1.3.	The Executive may also from time to time undertake additional or other duties in relation to any associated company of the Employer, as may be reasonably necessary to meet the needs of the business.

• 11360 Lakefield Drive | Duluth, GA 30097 USA • t 770 283 1000 • www.Glenayre.com •

2.	Remuneration

2.1.	The Executive is paid a salary of £150,000.00 per year, payable by bank transfer monthly in arrears on or before the last working day of each calendar month. This is subject to deduction of tax and national insurance contributions, as required by law.

2.2.	The Executive will be entitled to participate in the Executive Bonus Plan for the Employer, pursuant to which the Executive may earn a bonus of up to 100% of his Base Salary at 100% of the target established by the Board upon recommendations from management of the Employer. The normal matrix used by the Employer for bonuses will be used to provide bonuses at targets above and below 100% of the target (that is, a bonus of 25% of Base Salary paid at 50% of the target with a straight line calculation up to 100% and 200% of Base Salary paid at 200% of target, with the payments straight-lined from 100% to 200%). Any bonus earned and approved will become payable by the end of March following the calendar year end. The Executive may elect whether he wishes to receive any due bonus, or part thereof, by way of direct remuneration (less tax and national insurance) or salary sacrifice; if the latter occurs it will result in the company making a voluntary payment into the Executive’s applicable pension plan. In that event the Employer will make an additional bonus payment to be paid into the pension plan of 12% of the amount elected for salary sacrifice.

2.3.	On the date the Executive commences employment with the Company, the Executive will be granted Profits Interests in Entertainment Distribution Company LLC, allocated among Tier One, Tier Two and Tier Three, all as described in the LLC Agreement, representing 2.5% of the Company’s total Profits Interests as specified in the LLC Agreement. The 2.5% represents the right to receive 0.75% of the distributions by the Company beyond certain thresholds, all as described in the LLC Agreement. On the Effective Date, the Executive shall become vested with respect to one-third of each of his Tier One, Tier Two and Tier Three Profits Interests. Provided that he is still employed by Glenayre under this letter agreement at such time, he shall become vested with respect to an additional one-third of each of your Tier One, Tier Two and Tier Three Profits Interests on the first anniversary of the Effective Date. Provided that he is still employed by Glenayre under this letter agreement at such time, he shall become vested with respect to the final one-third of each of his Tier One, Tier Two and Tier Three Profits Interests on the second anniversary of the Effective Date.

Notwithstanding the foregoing, the Executive shall become fully vested in all of such entire Profits Interests upon (1) a Change of Control of the Company, (2) his death, (3) the termination of his employment hereunder because of his Disability, (4) the termination of his employment hereunder by Glenayre in the absence of gross misconduct on the Executive’s part, entitling the Company to summarily terminate the employment or (5) the termination of his employment hereunder by him for Good Reason. Upon the termination of the Executive’s employment under this letter agreement (other than after a Change of Control or on account of the reasons specified in clauses (2) through (5) above), any portion of your Profits Interests that has not previously vested shall be deemed cancelled and of no further force or effect.

For the purposes of this clause 2.3:

“Change of Control” shall mean:

-	the sale or other change of ownership of all or the majority of the shares in the Company; or

-	the sale or other change of ownership of all the majority of the assets and/or goodwill of the Company;

“Disability” shall mean any long term illness or disability that is covered by the Disability Discrimination Act 1995;

“Good Reason” shall mean any circumstances other that by reason of constructive unfair dismissal, breach of contract, ill health, retirement, or to join a competitor

2.4.	The Executive will be entitled to be reimbursed for social club fees up to £5000.00 for each 12-month period during employment.

3.	Car Allowance

3.1.	The Employer will provide the Executive with a car allowance of £15,000.00 per year, payable monthly. It will be subject to the deduction of tax and national insurance in the usual way.

4.	Expenses

4.1.	The Employer will reimburse to the Executive on a monthly basis all authorized travelling, hotel, entertainment and other expenses reasonably incurred by him in the proper performance of his duties, subject to the Executive complying with the Employer’s expenses policy as notified to him by the Employer from time to time and to him producing to the Employer such vouchers or other evidence of actual payment of the expenses as the Employer may reasonably require. The Executive will use his discretion in determining the appropriate class and category of travel to utilize for business purposes.

4.2.	If the Employer issues a company credit or charge card to the Executive he may only use it for expenses reimbursable under Clause 4.1, and must return it to the Employer forthwith upon the termination of his employment for any reason.

4.3.	The Employer will reimburse to the Executive on monthly basis all authorized business related expenditures including an ADSL connection (or similar type of connection to the Internet) and landline phone charges.

4.4.	The Employer will reimburse to the Executive on monthly basis for his entire mobile phone bill provided personal related phone calls are kept at a reasonable level.

5.	Hours of Work

5.1.	The Executive’s normal working hours are from 9.00 a.m. to 5.30pm Monday to Friday inclusive. A one-hour break may be taken for lunch.

5.2.	The Executive may on occasion be required to work such additional hours as may be reasonably necessary to meet the needs of the business.

6.	Place of Work

6.1.	The Executive’s normal place of work is The Old Coach House, 146A Wakefield Road, Lightcliffe, Halifax, HX3 8TH. However, the Employer may require the Executive to work at or travel to other addresses within the United Kingdom on a temporary or permanent basis, provided always that the Executive shall not be required to move office if this necessitates him relocating his home, without his prior consent. In the event this is agreed, all reasonable relocation costs will be paid by the Company.

6.2.	The Employer may on occasion require the Executive to work (temporarily) at or travel outside the United Kingdom and requires a reasonable amount of international travel.

6.3.	The Executive will be required to travel throughout his territory and to North America, and other locations as business needs dictate.

7.	Holidays

7.1.	The Executive is entitled, in addition to the normal public holidays, to take 25 working days as paid holiday in each holiday year, which runs from 1 January to 31 December.

7.2.	Holidays must be taken at convenient times, having regard to the requirements of the business and holidays already booked by other employees. The Executive must give sufficient advance notice of his intention to take holiday in writing to the Chief Operating Officer, whose approval must be obtained of the dates required. No more than 12 consecutive working days of holiday may be taken at any one time without special permission from Chief Operating Officer. The Executive may carry forward no more that 10 days unused holidays at the end of the calendar year unless he has been prevented from using any further days for business reasons in which case these may also be carried forward; the Executive should use any carried forward days by 1 April. If they have not been taken by this date the Executive will agree specifically with the Employer how they are to be used.

7.3.	During the first year of employment, the Executive’s holiday entitlement for that year will accrue at 25/12 of a working day accruing on the first day of each calendar month of that year, with the amount accrued so far being rounded up to the nearest 1/2 day. During subsequent years, the full entitlement may be taken at any time during the year, subject to Clauses 7.1 and 7.2.

7.4.	If the Executive’s employment ends part way through a holiday year, for the purpose of calculating pay in lieu the Executive’s holiday entitlement for that year will instead be deemed to have accrued at 25/12 of a working day accruing on the last day of each calendar month of that year throughout which he was employed, with the amount accrued so far being rounded up to the nearest 1/2 day. Holidays taken so far will then be deducted from the amount so accrued. Subject to Clause 7.5, the Executive will then be entitled to payment in lieu of holidays accrued due but untaken, or if he has taken more holidays than the amount so accrued, then no deduction will be made.

7.5.	If on the termination of employment the Executive has taken more holidays than the amount so accrued, the Executive consents to a deduction from his final salary payment in respect of holidays taken but not accrued due.

8.	Sickness Absence

8.1.	If the Executive is absent from work because of sickness or injury, then he or someone on his behalf must inform the Employer, by telephoning the Chief Operating Officer, that the Executive is absent and of the reason for his absence as soon as possible, but no later than the end of the first working day of the Executive’s absence. The Executive must continue to keep the Employer informed of his condition, and the likely date of his return to work.

8.2.	If the Executive is absent for 7 or fewer days, he need not produce a medical certificate unless the Employer specifically requests one. The Executive must, however, complete a self-certification sickness form immediately upon his return to work.

8.3.	If the Executive is absent for 7 days or more, he must on the 8th day provide a medical certificate stating the reason for his absence, and if his absence continues, then he must provide such a certificate every 7th day after then.

8.4.	The Employee is entitled to up to 26 weeks of Contractual Sick Pay in a 12 month period not determined by reference to calendar year. The Employer also operates the Statutory Sick Pay scheme, and the Executive must co-operate with the Employer to maintain the necessary records. For the purpose of calculating the Executive’s entitlement to Statutory Sick Pay or Contractual Sick Pay the Executive’s “qualifying days” are Monday to Friday inclusive. If the Employer makes Contractual Sick Pay payments to the Executive it will count towards the Executive’s entitlement to Statutory Sick Pay.

9.	Intellectual Property

9.1.	If the Executive creates any work in which any copyright, design right or similar rights may exist during the course of his employment (including any work created during any time spent by him on the Employer’s business outside his normal working hours and which relates to that business), those rights will belong to the Employer.

9.2.	If the Executive makes any invention, whether patentable or not, which relates to or is capable of being used in any business activity of the Employer in which he has been actively involved at any time during the period of two years before making the invention, he must disclose it to the Employer immediately, and the ownership of the invention is to be determined in accordance with Section 39 of the Patents Act 1977.

10.	Retirement Age

10.1.	The normal retirement age applicable to the Executive’s employment is 65. The Executive’s employment will automatically terminate at the end of the calendar month during which he reaches that age.

11.	Pensions

11.1.	The Employer will make an annual contribution equivalent to 20% of the Executive’s base salary to a personal and recognized pension arrangement established by the Executive and it will be paid pro rata either monthly together with the Employee’s base salary or at such longer interval as the Executive or the Employee may agree.

11.2.	The Executive consents to the Employer deducting any agreed Employee contributions from the Executive’s salary.

12.	Notice

12.1.	The Executive may terminate this contract by giving the Employer not less than six months notice in writing.

12.2.	The Employer may terminate the Executive’s employment by giving the Executive notice in writing of not less than 12 months, except in circumstances where the Executive’s summary dismissal is justified.

12.3.	In addition to any payments due under clause 2.3, in the event that the Executive’s employment is terminated without notice (other than for gross misconduct as defined in the Company’s disciplinary procedures from time to time) or he resigns in circumstances that that amount to constructive dismissal, it is agreed that:

12.3.1.	the Executive shall be paid any salary due and owing to the date the Executive’s employment terminates (the “Termination Date”), together with any accrued holiday pay and any accrued but unpaid bonus for any previous financial year; and

12.3.2.	the Company shall make a lump sum payment to the Executive in lieu of notice which shall be equivalent to 95% of the salary and contractual benefits that the Executive would have received had he remained in employment during the notice period (provided always that the Company shall have the option of continuing any of the benefits rather than making a payment in lieu of such benefits if it so chooses);

together the “Termination Payment”.

The Termination Payment shall be paid less statutory deductions within 28 days of the Termination Date and shall be accepted by the Executive in full and final settlement of any claims he may have against the Company or any Companies affiliated or associated with the Company. It is agreed that the Termination Payment is a genuine pre-estimate of the Executive’s loss and as such is not a penalty. It is therefore agreed that the Termination Payment shall not be reduced by reason of mitigation or accelerated receipt.

13.	Non-competition

13.1.	The Executive is employed on a full time basis, and may not therefore take any other employment, including evening or part-time work, without prior permission in writing from the Chief Operating Officer.

13.2.	The Executive will have access during his employment to information (which may or may not be confidential) concerning the Employer’s business, customers and/or suppliers. He may not disclose such information at any time, even after the termination of his employment, unless it has become public knowledge otherwise than by his disclosing it, or as may be required by law. The Executive also agrees to sign and abide by the Employer’s Proprietary Information Agreement (PIA); Infringement of it may constitute gross misconduct and summary dismissal.

13.3.	On the termination of the Executive’s employment for any reason, he must return to the Employer all property of the Employer in his possession, including (without limitation) any company car, telephones or faxes, computers and other hardware, and all records and information belonging to the Employer (whether or not confidential) whether in written or machine-readable form. Any such information held in machine-readable form on hardware or storage media which he/she is not otherwise obliged to return by this Clause must be deleted and purged.

13.4.	The Executive must not without the Employer’s prior written consent, for a period of 6 months after the notice of the termination of his employment for any reason (except if he has been terminated without cause or wrongfully dismissed by the Employer without full or agreed pay or compensation in lieu of notice), either himself or on behalf of another person, firm or company:

13.4.1.	solicit or approach in relation to any business competing with that of the Employer any customer or supplier of the Employer (or Companies affiliated or associated with the Employer) with whom he had material dealings during the last six months of his employment, or whose details have been obtained from confidential information of the Employer; or

13.4.2.	employ or offer employment to any of the Employer’s (or Companies affiliated or associated with the Employer) other senior or managerial employees with whom the Executive has had material dealings in the last six months of his employment.

13.4.3.	engage within a 50 mile radius of what was his normal place of work in any business activity which is in direct competition with any business activity of the Employer (or Companies affiliated or associated with the Employer) in which he was actively involved during the last six months of his employment.

13.5.	The parties consider the above restrictions to be no more than is reasonably necessary to protect the Employer’s legitimate business interests. However, if any part of these restrictions should prove to be unenforceable, it is agreed that such lesser restriction as may be enforceable will apply instead, and without affecting the validity of the rest of this Clause 13.

14.	Guarantee

14.1.	In consideration of the Executive entering into this Agreement, the Guarantor irrevocably and unconditionally guarantees to the Executive the due and punctual performance of each obligation of the Company contained in this Agreement. The Guarantor shall pay to the Executive from time to time on demand any sum of money which the Company is at any time liable to pay to the Executive under or pursuant to this Agreement and which has not been paid at the time the demand is made. The Guarantor’s obligations under this sub-clause are primary obligations and not those of a mere surety. If an obligation of the Company is void, voidable or unenforceable for any reason, the Guarantor’s obligations under this sub-clause are unaffected and the Guarantor shall perform the Company’s obligations as if it were primarily liable for the performance.

14.2.	The Guarantor’s obligations under clause 14.1 are continuing obligations and are not satisfied, discharged or affected by an intermediate payment or settlement of account by, or a change in the constitution or control of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, the Company

14.3.	The Guarantor’s liability under clause 14.1 is not affected by any arrangement which the Executive may make with the Company or with another person which (but for this provision) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.

15.	Miscellaneous

15.1.	The Employer is an equal opportunity employer, and the Executive must treat all employees and customers on their merits, irrespective of sex, gender, marital status, age, creed, religion, disability, race, colour, nationality or ethnic origin. Any failure to do so will be treated as disciplinary matter and a serious case may render him liable to summary dismissal.

15.2.	In order to protect the health and safety of all its employees, the Employer operates a non-smoking policy. The Executive is not permitted to smoke anywhere on the Employer’s premises.

15.3.	The Executive consents to the Employer’s retention of his personal data in relation to his employment and to its processing for that purpose, including after his employment has terminated. In the later case this specifically refers only to the Executive’s consent for its disclosure to potential employers as may be required to reply to requests for references, including the disclosure of personal data relating to his sickness record.

15.4.	The Employer will reimburse 100% the Executive’s contributions into a medical insurance scheme with BUPA medical insurance company for him. The Executive will have the option of adding his family to the medical insurance scheme and will contribute approximately £930 per year on behalf of his family by deduction of net salary. Medical contributions will be subject to the deduction of tax and national insurance in the usual way. The Executive will also be entitled to an annual premium health scan provide by UPA.

15.5.	A note of the disciplinary rules and grievance procedure applicable to the Executive is attached to this Contract. The Employer may update or vary its disciplinary rules and grievance procedure from time to time at its sole discretion, and copies of the current rules and procedures will be made available to the Executive on request to the Company Secretary.

15.6.	The Executive is also expected to be familiar with the Employer’s company Handbook that is available on its intranet. It contains policies and procedures with which the Executive must comply in respect of general day-to-day matters. If there is conflict between the handbook and this contract or the attached disciplinary and grievances the latter will prevail.

15.7.	The Employer has effected on behalf of the Executive:

15.7.1.	A Group Life Cover of 4 x annual base salary

15.7.2.	A Group Income Protection Cover of 60% of annual base salary, deferred period of 26 weeks. If this Cover is invoked the Company will also ensure that the Employee continues to receive a pension contribution equivalent to 20% per annum of his base salary until such time as the Cover expires.

15.7.3.	A Personal Accident Cover of 2 x annual base salary with a maximum individual limit of £200,000

15.7.4.	Business Travel Insurance.

15.8.	This contract will be governed by and interpreted in accordance with the laws of England.

SIGNED:

/s/ Debra Ziola		/s/ Roger Morgan

Debra Ziola
Senior Vice President & CFO
For and on behalf of Glenayre Electronics (UK) Ltd.		the Executive

EXECUTED AS A DEED by	)
Glenayre Electronics Inc	)
acting by Debra Ziola	)
in the presence of:	)

Witness Signature:     /s/ Thomas Costabile

Name:     Thomas Costabile

Address:     158 Brown Stone Court, Old Tappan NJ 07675

Occupation:     Chief Operating Officer of Entertainment Distribution, LLC